Exhibit 99.1

Solar Senior Capital Ltd. Announces Acquisition of Gemino Healthcare Finance

NEW YORK—(BUSINESS WIRE)—October 3, 2013— Solar Senior Capital Ltd. (NASDAQ:SUNS) (“Solar Senior” or the “Company”) announces that it acquired, pursuant to a definitive agreement, dated September 30, 2013, Gemino Healthcare Finance, LLC (d/b/a Gemino Senior Secured Healthcare Finance) (“Gemino”) from affiliates of EDG Partners, D. E. Shaw AQ-SP Series 5-01, L.L.C. and other members of Gemino.

Gemino is a commercial finance company that originates, underwrites, and manages primarily secured, asset-based loans for small and mid-sized companies operating in the healthcare industry. Gemino’s senior management team has an average of over 15 years of healthcare finance experience and has originated more than $1.3 billion of financing commitments.

Solar Senior’s initial investment in Gemino of approximately $33 million was funded from Solar Senior’s existing credit facility. The current management team of Gemino has committed to lead Gemino going forward and co-invested in the transaction.

Concurrent with the closing of the transaction, Gemino entered into a new, four-year $100 million credit facility, which is expandable to $150 million under its accordion feature. Gemino has approximately $83 million outstanding on this credit facility, which is non-recourse to Solar Senior.

Solar Senior expects Gemino to be treated as a pass-through entity for tax purposes and is expected to distribute a substantial portion of its current cash earnings as dividends to Solar Senior on a recurring basis.

Gemino currently manages a highly diverse portfolio of directly-originated and underwritten senior-secured commitments. As of September 30, 2013, the portfolio totaled approximately $162 million of commitments, of which $106 million were funded. The portfolio consisted of 33 issuers with an average balance outstanding of $3.2 million. All of the commitments in Gemino’s portfolio are floating-rate, senior-secured, cash-pay loans.

“Gemino offers a strategic and compelling opportunity for Solar Senior to invest in an established niche healthcare senior-secured direct-lending platform. The process-oriented business manages a portfolio of loans that are predominantly securitized by accounts receivable collateral, for which Gemino maintains significant control,” said Bruce Spohler, Chief Operating Officer of Solar Senior. “The experienced and committed management team has an exceptional underwriting track record in this highly-specialized senior-secured financing segment.”

“We believe that Gemino’s asset-backed commitments offer an attractive and diversified risk-adjusted return profile that is consistent with Solar Senior’s senior-secured investment mandate,” said Michael Gross, Chairman and CEO of Solar Senior. “We expect our investment in Gemino to be immediately accretive to net investment income in the fourth quarter while continuing to move us toward our target debt-to-equity ratio.”

“The current landscape in the healthcare industry presents a sizable opportunity set,” said Tom Schneider, Chief Executive Officer and President of Gemino. “With Solar Senior’s permanent capital base and sponsorship, combined with our new, four-year credit facility, we believe our ability to meet our clients’ financing needs will be enhanced and enable us to expand our business.”

Houlihan Lokey acted as financial advisor to Gemino, and Jones Day acted as legal counsel to Gemino for the transaction. Akin Gump Strauss Hauer & Feld LLP and Sutherland Asbill & Brennan LLP acted as legal advisors to Solar Senior.

ABOUT GEMINO SENIOR SECURED HEALTHCARE FINANCE

Gemino Senior Secured Healthcare Finance is a commercial finance company that primarily originates and underwrites asset-based and other secured custom solutions for clients that primarily operate in a variety of sectors that comprise the broader healthcare industry. Gemino currently employs 20 professionals and is headquartered in Philadelphia, Pennsylvania, with satellite offices in Atlanta and Dallas. The senior management team has worked together since 1998 and members of the credit staff average over 11 years of experience in healthcare finance. Prior to Gemino, the executive team worked in senior management roles for Healthcare Business Credit Corporation.

ABOUT SOLAR SENIOR CAPITAL LTD.

Solar Senior Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Solar Senior invests primarily in leveraged, middle market companies in the form of senior secured loans.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Solar Senior and Gemino each operate in very competitive and rapidly changing environments, in which new risks emerge from time to time. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation: (i) Gemino’s ability to maintain its historical financial performance, (ii) departures of key members of the Gemino management team following closing, and (iii) material adverse changes to the portfolio of assets held by Gemino as of or following the closing. For a more detailed discussion of factors related to Solar Senior’s business, see the information under the captions “Risk Factors” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. Neither Solar Senior nor Gemino undertake any duty to update any forward-looking statements made herein.

Source: Solar Senior Capital Ltd.

Solar Senior Capital Ltd.

Richard Pivirotto, 212-994-8543